For Immediate Release                                Contact: Lonnie R. Trasamar
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July 26, 2002                                                     (507) 553-3151


         Wells Financial Corp Announces Revised Second Quarter Earnings




FOR IMMEDIATE RELEASE--Wells, Minnesota, July 26, 2002- Wells Financial Corp. (Company), (Nasdaq National Market WEFC), the holding company of Wells Federal Bank, announced today that its previously released earnings for the three and six-month periods ended June 30, 2002, respectively, were overstated by approximately $128,000 or 7.7% due to the inclusion of certain tax benefits related to the exercise of employee stock options. Net earnings for the three and six month periods ended June 30, 2002, were $684,000 and $1,537,000, respectively. The Company was recently advised by its independent auditors that the $128,000 tax benefit resulting from the exercise of stock options and the sale of the underlying shares should have been included in additional paid-in-capital, rather than a reduction in tax expense. Consequently, basic and diluted earnings per share were $0.58 and $0.56, respectively, for the quarter ended June 30, 2002 and $1.31 and $1.27, respectively, for the six-month period ended June 30, 2002, a difference of ($0.11) per share.

         Wells Financial Corp. is headquartered in Wells, Minnesota. Its subsidiary operates full service bank offices in Wells, Blue Earth, Mankato, Fairmont, North Mankato, Albert Lea, St. Peter and Owatonna, Minnesota.